UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2020

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place,	Birmingham,	AL	35209
(Address of Principal Executive Office )			(Zip code)

Registrant’s telephone number, including area code:	(205)	877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On February 20, 2020 we issued a news release announcing the signing of a definitive agreement for ProAssurance to acquire NORCAL Group ("NORCAL") following its conversion from a mutual insurance company to a stock company. ProAssurance would pay a base consideration of $450 million in cash for the business of NORCAL to be funded through a combination of available excess capital and debt, with an additional contingent consideration of up to $150 million should ultimate loss estimates as of the acquisition date develop favorably. The debt portion of the base consideration may be funded through a combination of draws on our existing revolving credit facility and up to $200 million in ten-year contribution certificates that policyholders may choose to receive in the demutualization process.
NORCAL is one of the nation’s leading underwriters of medical professional liability insurance, risk management solutions and provider wellness resources to physicians, healthcare extenders, medical groups, hospitals, community clinics, and allied healthcare facilities. NORCAL had direct written premium of $341.4 million and total assets of $1.5 billion as of December 31, 2018. NORCAL has an AM Best rating of “A” (Excellent).
NORCAL has adopted a Plan of Conversion that will govern the conversion from a mutual to a stock insurance company that will be submitted to the appropriate state and federal regulators for approval. If approved, the Plan of Conversion will be submitted to a vote of NORCAL's Eligible Policyholders.
The Plan of Conversion permits Eligible Policyholders to choose to receive in exchange for their membership interests in NORCAL any one of the following: a contribution certificate with a maturity date of 10 years in the amount of the member’s allocable share of the appraised value of NORCAL; or cash in an amount equal to 50% of the member’s allocable share of the appraised value of NORCAL; or shares of NORCAL common stock having a value equal to the member’s allocable share of the appraised value of NORCAL. The Plan of Conversion defines an Eligible Policyholder as a Policyholder who is of record, fully paid-up and otherwise in good standing on the date NORCAL Board adopts the Plan of Conversion and on the date of the Conversion Effective Time, but shall not include those Persons covered solely under a reporting endorsement to a claims made policy on either date.
Following NORCAL's conversion to a non-public stock company, ProAssurance will make tender offer for the purchase of the shares of common stock of NORCAL issued pursuant to the Plan of Conversion. Proassurance’s obligation to purchase the stock of NORCAL is subject to approval by the Commissioner of Insurance of California and other regulatory agencies and is further conditioned on ProAssurance’s purchase of not less than 80% of the NORCAL shares issued in the conversion.
The Boards of Directors for both companies have unanimously approved the transaction, which is expected to close before the end of 2020, subject to the aforementioned approvals.
The text of the release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Also included as Exhibit 99.2 are supplemental materials related to the transaction.
ITEM 7.01 REGULATION FD DISCLOSURES
On February 20, 2020 we issued a news release announcing that NORCAL Group has agreed to become a part of ProAssurance through a proposed $450 million transaction, with an additional $150 million should ultimate losses as of the acquisition date develop favorably to estimates, to be funded by a mixture of cash and debt.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
99.1 News release issued on February 20, 2020 announcing ProAssurance will acquire NORCAL Group following its conversion from a mutual insurance company to a stock company.
99.2 Supplemental explanatory materials related to the transaction announced in our press release on February 20, 2020.
The information we are furnishing under Items 7.01 and 9.01 of this Current Report on Form 8-K, including Exhibit 99.1, are not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) as amended, or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.
SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 21, 2020

PROASSURANCE CORPORATION
by: /s/ Jeffrey P. Lisenby
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Jeffrey P. Lisenby General Counsel

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